Petro River to Acquire Horizon I Investments, LLC

Petro River to receive a cash infusion of $5M and obtain a 20% interest in a portfolio of high potential oil and gas assets

New York, New York – December 7, 2015. Petro River Oil Corp. (ticker: PTRC) (“Petro River” or the “Company”) is pleased to announce that it has entered into a purchase agreement to acquire Horizon I Investments, LLC (“Horizon Investments”) in an all stock deal.

The acquisition will provide Petro River with approximately $5M in cash plus a 20% membership interest in Horizon Energy Partners, LLC (“Horizon Energy Partners”).

Horizon Energy Partners is an oil and gas exploration and development company with a portfolio of domestic and international assets.  The majority of the funding for Horizon Energy Partners has come from seasoned oil and gas industry professionals, including several former senior oil industry executives who have run both major and large independent oil and gas companies (including Royal Dutch Shell, Texaco, Burlington Resources and Pogo Producing), and have advised large energy focused private equity and hedge funds (including KKR, Riverstone Holdings, Silver Point Capital and the Carlyle Group).

Horizon Energy Partners is managed by Jonathan Rudney who has over 30 years of senior executive experience in the upstream oil and gas industry, and throughout his career has been instrumental in the growth and success of several private E&P companies.  Horizon Energy Partners was formed to take advantage of the current depressed oil market by identifying and acquiring a portfolio of several highly attractive oil and gas assets.  A common theme underlying each project is the application of modern technology, such as the use of 3-D seismic data.

Horizon Energy Partner’s key projects include two assets located in the United Kingdom, adjacent to the giant Wytch Farm oil field.  The Wytch Farm oil field is the largest onshore oil field in Western Europe having produced approximately 500 million barrels of oil and 175 billion cubic feet of natural gas since first production in 1979.

Other projects include the redevelopment of a large oil field in Kern County, California and the development of a recent discovery in Kern County (together the “California Projects”).   The field to be redeveloped was discovered in 1933 and has produced over 90 million barrels of oil to date and 90 billion cubic feet of gas from approximately 600 wells and 12 discrete pools. The California Projects are located adjacent to or within one of the richest oil source “kitchens” in the world. Within a 20 mile radius, over 10 billion barrels of oil have been produced and the area is home to 4 of the 10 largest onshore oil fields in the United States.

Mr. Rudney commented “We will be pleased to have Petro River as a significant member of Horizon Energy Partners following its acquisition of Horizon Investments.  Although the projects in our pipeline are characterized by varying risk profiles and development timelines, they all have material upside.

Some very interesting opportunities have surfaced in the current low commodity price environment. The portfolio consists solely of conventional opportunities, with finding and development costs of less than $10 per barrel. On a risked basis, Horizon Energy Partners has an opportunity to find tens of millions of barrels of oil. Success has the potential to provide all members with substantial gains.”

The transaction marks a pivotal first action by newly appointed Petro River President, Stephen Brunner. Mr. Brunner has over 30 years of domestic and international operations in the exploration and production industry.  Mr. Brunner most recently served as the President and Chief Executive Officer of Constellation Energy Partners, a position he has held since 2008. Mr. Brunner also held various positions with Pogo Producing Company, Zilkha Energy Company, Chevron Corporation, and Tenneco Oil Company.

At closing, the acquisition will provide Petro River with significant cash for operations and allow Petro River to participate in targeted and differentiated opportunities, not typically available to smaller oil and gas companies.  Mr. Brunner will also serve on the Board of Managers of Horizon Energy Partners.

Stephen Brunner commented, “This acquisition will provide Petro River with new capital for growth.  It will also enable Petro River to take a minority ownership in Horizon Energy Partners, which is paramount to our growth plan moving forward.  I have known Jonathan Rudney for many years, have the utmost confidence in him, and am encouraged by the well balanced portfolio of opportunities he has put together.  In this challenging oil-price environment, I am very pleased we were able to structure a transaction to allow Petro River to meaningfully align with Horizon Energy Partners.”

This transaction is the second transaction within a month that Petro River has closed.  The first transaction was a joint venture that closed on October 30, 2015 with Fortis Property Group (“Fortis”), Petro River and Megawest Energy Kansas Corp. (“Megawest Kansas”), a wholly owned subsidiary of Petro River, to make various equity and debt investments in oil and gas related projects. Under the terms of the joint venture, Fortis contributed assets valued at an estimated $28.3M for a 41.5% equity interest in Megawest Kansas and Petro River contributed its 50% interest in the Pearsonia West Concession for a 58.5% equity interest in Megawest Kansas.  One of the objectives of the joint venture is to develop the vertical drilling program for our Pearsonia West Concession, consisting of 106,500 contiguous acres in Osage County, Oklahoma.  This joint venture along with the acquisition of Horizon Investments is part of Petro River’s strategic growth plan moving forward.

 About Petro River

Petro River Oil Corp. (OTCBB: PTRC) is an independent exploration and development company focused on applying modern technologies to oil and gas assets. Petro River’s core holdings are in the Midcontinent region in Oklahoma. Petro River utilizes its expertise in the region and globally to exploit hydrocarbon-prone resources to build reserves and create value for the company and its shareholders. The company also wholly owns Petro Spring, a technology focused business.  For more information, please visit our website: www.petroriveroil.com

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.   Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made, by third parties in respect of the matters discussed above.